Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Agreement is made effective as of November 1, 2008 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the “Company”), and JOSEPH F. FURLONG III (the “Executive”).
     WHEREAS, the Executive is currently employed by the Company as its President and Chief Executive Officer pursuant to the terms of his Employment Agreement dated as of December 1, 2000, as amended by Amendment No. 1 to Employment Agreement dated as of November 10, 2006 and as further amended by Amendment No. 2 to Employment Agreement dated as of December 21, 2007 (collectively the “Existing Employment Agreement”); and
     WHEREAS, the Executive and the Company desire to enter into a new Employment Agreement which will supersede the Existing Employment Agreement.
     In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:
SECTION I
EMPLOYMENT
     The Executive is currently employed by the Company. The Company desires to continue to employ the Executive and the Executive agrees to continue to be employed by the Company upon the terms and conditions provided in this Agreement.
SECTION II
POSITION AND RESPONSIBILITIES
     During the Period of Employment (as such term is defined herein below), the Executive agrees to serve as President and Chief Executive Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”).
SECTION III
TERMS AND DUTIES
     A. Period of Employment.
     The period of the Executive’s employment under this Agreement will commence as of November 1, 2008, and shall continue through October 31, 2009 (“Initial Term”), subject to extension or termination as provided in this Agreement (“Period of Employment”). Upon expiration of the Initial Term, the Period of Employment shall automatically extend for additional one (1) year periods, unless either party gives written notice at least thirty (30) days in advance of the expiration of the then current period of employment of such party’s intent not to extend the Period of Employment.

     B. Performance of Duties.
     During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board.
SECTION IV
COMPENSATION
     For all services rendered by the Executive to the Company or for its benefit in any capacity during the Period of Employment, the Executive shall be compensated as follows:
     A. The Company shall pay the Executive an annual base salary (“Base Salary”) of Five Hundred and Fifty Thousand Dollars ($550,000). The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase according to the policies and practices adopted by the Company from time to time.
     B. Target Annual Incentive Award.
     The Company will pay annual incentive compensation awards to the Executive as may be granted by the Board or the compensation committee of the Board (the “Compensation Committee”) under any executive bonus or incentive plan in effect from time to time (the “Target Annual Incentive Award”).
     The Target Annual Incentive Award shall be equal to one hundred percent (100%) of the Executive’s then current annual Base Salary (with the Board or the Compensation Committee having the option of granting a Target Annual Incentive Award in excess of such amount), contingent upon performance of stipulated goals of the Company established jointly by the Board and the Executive.
SECTION V
BUSINESS
     The Company acknowledges and agrees that the Executive shall perform his duties and obligations in various geographic locations including his primary residence in San Francisco, California and the Company’s headquarters in the Nashville, Tennessee area, and the Company will reimburse the Executive for all reasonable travel (including travel to and from San Francisco, California), accommodations (including accommodations in Nashville, Tennessee but not in San Francisco, California) and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement wherever they may arise. In addition, the Company will reimburse the Executive for personal medical insurance.

SECTION VI
DISABILITY
     A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as the Executive’s long term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, normal compensation will cease except for earned but unpaid Base Salary and Target Annual Incentive Awards which would be payable on a prorated basis for the year in which the disability occurred. In the event of such termination, all unvested stock options held by the Executive shall be deemed fully vested on the date of such termination.
     B. During the period the Executive is receiving payments of either the compensation described in subsection VI.A or disability insurance described in subsection VI.A and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to fulfill information and assistance will end.
     C. For purposes of this Agreement, the Executive shall be considered to have a “disability” at any time which either:
          1. The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
          2. The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
SECTION VII
DEATH
     In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for the Executive’s earned but unpaid Base Salary and Target Annual Incentive Award which will be paid on a prorated basis for that year. In the event of the Executive’s death during the Period of Employment, all unvested stock options held by the Executive shall be deemed fully vested on his date of death.

SECTION VIII
EFFECT OF TERMINATION OF EMPLOYMENT
     A. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge (as defined later in this Agreement), the Company will pay the Executive in a lump sum upon such Termination or Constructive Discharge an amount equal to the sum of (i) one hundred percent (100%) of his Base Salary as in effect at the time of such termination, plus (ii) one hundred percent (100%) of the Target Annual Incentive Award for the year of such termination. The Executive’s earned but unpaid Base Salary and Target Annual Incentive Award for the year of termination will be prorated and paid in a lump sum at such time. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, all stock options (“Options”) granted to the Executive under any Company stock option program or plan (each and collectively, the “Plan”) shall be deemed vested, and the Company shall cause the Options to remain exercisable until the later of (i) the fifteenth (15th) day of the third (3rd) month following the date on which the Options would have expired following such termination by the terms of the Options and the Plan or (ii) December 31 of the calendar year in which the Option would have expired following such termination by the terms of the Options and the Plan.
     B. If the Executive’s employment terminates due to a Termination for Cause or the Executive’s employment is terminated by the Executive in a situation which does not constitute a Constructive Discharge, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs. No other payments will be made by the Company.
     C. Upon termination of the Executive’s employment, the Period of Employment will cease as of the date of the termination.
     D. For this Agreement, the following terms have the following meanings:
          1. “Termination for Cause” means termination of the Executive’s employment by the Board, acting in good faith, by written notice to the Executive specifying the event(s) relied upon for such termination, due to the Executive’s serious misconduct with respect to his duties under this Agreement, which has resulted or is likely to result in material economic damage to the Company, including but not limited to a conviction for a felony or perpetration of a common law fraud; provided, however, except in the case of a conviction for a felony or a perpetration of a common law fraud, that Company must provide such notice thirty (30) days prior to termination and provide the Executive with the opportunity to cure such damage or likely damage, to the Company’s reasonable satisfaction, with thirty (30) days of such notice.
          2. “Constructive Discharge” means termination of the Executive’s employment by the Executive as a result of the initial existence of one or more of the following conditions arising without the consent of the Executive: (a) a material diminution in the Executive’s Base Salary or Target Incentive Award other than reductions applicable to all employees of the Company, (b) a material diminution in the Executive’s authority, duties, or responsibilities, (c) a material restriction in the geographic location at which the Executive is permitted perform services as set forth in Section V or a material change in the geographic location at which the Executive is required to perform services, or (d) any other action or inaction that constitutes a material breach by the Company of this Agreement. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge.
          3. “Without Cause Termination” means termination of the Executive’s employment by the Company other than due to death, disability, Termination for Cause or failure of Company to renew this Agreement under Section IIIA.
     E. Stock Option Repurchase.
     If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, the Executive may require the Company to repurchase any Options for an amount equal to the difference between the fair market value of a share of the Company’s common stock on the date of termination and the per share exercise price set forth in the Options, times the number of shares (whether vested or nonvested) granted to the Executive under the Options.
SECTION IX
OTHER DUTIES OF THE EXECUTIVE DURING
AND AFTER THE PERIOD OF EMPLOYMENT
     A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
     B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.
     C. During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. Unless the Executive is terminated due to a Without Cause Termination or a Constructive Discharge, then during the Period of Employment and for a twelve (12) month period following termination of the Period of Employment: the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive without prior express written approval by the Board of Directors of the Company will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas in which the Company does business; and the Executive without express prior written approval from the Board of Directors, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.
     D. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section IX without being required to prove damages or furnish any bond or other security.
     E. The Executive shall not be bound by the provisions of Section IX in the event of the default by the Company in its obligations under this Agreement which are to be performed upon or after termination of this Agreement.
SECTION X
INDEMNIFICATION, LITIGATION
     The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and bylaws of the Company whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance proceeds related to any award, or any fees or expenses incurred by the Executive in connection with any action, suit or proceeding brought by a third party to which he may be made a party by reason of being a director or an officer of the Company.
SECTION XI
WITHHOLDING TAXES
     The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION XII
EFFECT ON PRIOR AGREEMENTS
     This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates and the Executive, including, but not limited to, the Existing Employment Agreement.
SECTION XIII
CONSOLIDATION, MERGER OR SALE OF ASSETS
     Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section XIII is not intended to modify or limit the rights of the Executive hereunder.
SECTION XIV
MODIFICATION
     This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.
SECTION XV
GOVERNING LAW; ARBITRATION
     This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.
     Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
SECTION XVI
NOTICES
     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

          (a) If to the Company, at 5200 Maryland Way, Brentwood, Tennessee 37027, Attention: Board of Directors, or at such other address as may have been furnished to the Executive by the Company in writing; or
          (b) If to the Executive, at 5200 Maryland Way, Brentwood, Tennessee 37027 or such other address as may have been furnished to the Company by the Executive in writing.
SECTION XVII
BINDING AGREEMENT
     This Agreement shall be binding on the parties’ successors, heirs and assigns.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of November 26, 2008.

AMERICAN HOMEPATIENT, INC.

By: /s/ Stephen L. Clanton Name: Stephen L. Clanton Title: Chief Financial Officer

By: /s/ Henry J. Blackstock Name: Henry J. Blackstock Title: Chairman of the Compensation Committee

/s/ Joseph F. Furlong, III Joseph F. Furlong, III